Exhibit C

AMERICAN FIDELITY SEPARATE ACCOUNT VARIABLE ANNUITY

Supplement Dated _______________, 2014
To the Prospectus Dated May 1, 2014

This Supplement updates certain information contained in your May 1, 2014 variable annuity contract
Prospectus and Statement of Additional Information.  Please read it carefully and keep it with your
Prospectus and Statement of Additional Information for future reference.
__________________________________________________________________________
NOTICE OF AND INFORMATION ABOUT
AN UPCOMING FUND SUBSTITUTION

The following information only affects you if you currently invest in or plan to invest in the sub-account that corresponds to the American Fidelity Dual Strategy Fund, Inc.® portfolio.

Effective on November 28, 2014 (the “Substitution Date”) and pursuant to applicable regulatory approvals, American Fidelity Assurance Company (the “Company”) and American Fidelity Separate Account B and American Fidelity Separate Account C (the “Separate Accounts”) will replace shares of American Fidelity Dual Strategy Fund, Inc. (the “Existing Fund”) with shares of a new fund, Vanguard Variable Insurance Fund Total Stock Market Index Portfolio (the “Replacement Fund”).  As a result of this “Substitution”, as of November 28, 2014, the Separate Accounts will no longer offer the Replacement Fund as an investment option.  Please note the items below that relate to the Substitution.

•           From now until December 31, 2014, you may transfer amounts invested in the Existing Fund to any other Sub-Account or to the Guaranteed Interest Account free of charge, and the transfer will not count as a transfer when imposing any applicable restrictions or limits on transfers (other than restrictions related to frequent or disruptive transfers).

• On the Substitution Date, any investment remaining in the Existing Fund will automaticallybecome an investment in the Replacement Fund with an equal total net asset value.
•           Unless you provide us with alternative allocation instructions, after the Substitution Date, all allocations directed to the Existing Fund will be automatically allocated to the Replacement Fund.  You may give us alternative allocation instructions at any time by contacting our Annuity Services Department at  1.800.662.1106,               va@help@americanfidelity.com or P.O. Box 25520, Oklahoma City, Oklahoma 73125..

•           You will not incur any fees or charges or any tax liability because of the Substitution, and your contract value immediately after the Substitution will equal your contract value immediately before the Substitution.

•           The overall expenses of the Replacement Fund are less than the overall expenses of the Existing Fund.   The fees and expenses of the Replacement Fund are more fully described in the Replacement Fund’s Summary Prospectus that accompanies this Supplement.  Please read the Summary Prospectus carefully.

•           The investment objectives and policies of the Replacement Fund are similar to the investment objectives and policies of the Existing Fund, as more fully described in the Replacement Fund’s Summary Prospectus that accompanies this Supplement.  Please read the Summary Prospectus carefully.

•           After the Substitution Date, the Existing Fund will no longer be available through your American Fidelity variable annuity contract (the “Contract”), and there will be no further disclosure about the Existing Fund in any future supplements to the Prospectus.

•   After the Substitution Date, the Replacement Fund will be available as an investment option through the Contract, and you may allocate some or all of your future contributions and/or contract value to the Replacement Fund.

IMPORTANT INFORMATION ABOUT THE FUNDS
AVAILABLE THROUGH YOUR VARIABLE ANNUITY CONTRACT

Following are the funds that are available through your variable annuity contract as of December 1, 2014.  More detailed information about these funds can be found in the current prospectus and statement of additional information for each fund.  If you received a summary prospectus for any of the funds, you may obtain a full prospectus and other fund information free of charge by either accessing the internet address, calling the telephone number or sending an email request to the email address shown on the front of the fund’s summary prospectus.

American Century Variable Portfolios, Inc. – VP Balanced Fund
American Century Variable Portfolios, Inc. – VP Capital Appreciation Fund
American Century Variable Portfolios, Inc. – VP Income & Growth Fund
American Century Variable Portfolios, Inc. – VP International Fund
BlackRock Variable Series Funds, Inc. – Basic Value V.I. Fund
BlackRock Variable Series Funds, Inc. – Capital Appreciation V.I. Fund
BlackRock Variable Series Funds, Inc. – Value Opportunities V.I. Fund
The Dreyfus Socially Responsible Growth Fund, Inc.
The Dreyfus Stock Index Fund, Inc.
Dreyfus Variable Investment Fund – International Value Portfolio
Dreyfus Investment Portfolios – Technology Growth Portfolio
Vanguard® Variable Insurance Fund – Balanced Portfolio
Vanguard® Variable Insurance Fund – Capital Growth Portfolio
Vanguard® Variable Insurance Fund – Small Company Growth Portfolio
Vanguard® Variable Insurance Fund – Total Bond Market Index Portfolio
Vanguard® Variable Insurance Fund – Total Stock Market Index Portfolio

The information on pages 4-5 of your Prospectus, “Fee Table – Total Annual Portfolio Operating Expenses”, is updated to include the following information about the Replacement Fund.

The next table shows the minimum and maximum total operating expenses charged by the portfolio companies that you pay periodically while you own the policy.  Additional details about each portfolio’s fees and expenses are contained in the  prospectus for each portfolio.

Total Annual Portfolio Operating Expenses (expenses that are deducted from portfolio assets, including management fees, distribution (12b-1) fees and other expenses)	MINIMUM 0.18%	MAXIMUM 1.37%

Vanguard® Variable Insurance Fund
Total Stock Market Index Portfolio
Management Expenses	None
Other Expenses	0.18%
Total Annual Portfolio Operating Expenses	0.18%

Examples

The information on pages 6-7 of your Prospectus, “Fee Table – Example”, is updated to include the following information about the Replacement Fund.  The examples are intended to assist in comparing the cost of investing in the policy with the cost of investing in other variable annuity policies.  These costs include (1) the applicable withdrawal charge, (2) separate account annual expenses, and (3) portfolio fees and expenses.

The examples assume an initial investment of $10,000 in the policy for the time periods indicated.  The examples also assume that the investment has a 5% return each year and assume the maximum fees and expenses of the portfolios.  Although actual costs may be higher or lower, based on these assumptions, the examples show the expenses that would be paid on a $10,000 investment (a) if a policy is surrendered at the end of each time period or (b) if a policy is not surrendered or the policy is annuitized at the end of the applicable time period.

	Time Periods
		1 Year	3 Years	5 Years	10 Years
Vanguard® Variable Insurance Fund1
Total Stock Market Index Portfolio2	(a)	$986	$1,166	$1,403	$2,117
	(b)	$186	$573	$983	$2,117

The examples should not be considered a representation of past or future expenses.  Actual expenses may be greater or less than those shown.  Similarly, the 5% annual rate of return assumed in the examples is not an estimate or guarantee of future performance.

CONDENSED FINANCIAL INFORMATION

The information on pages 8-10 of your Prospectus, “Condensed Financial Information”, is updated to include the following information about the Replacement Fund.
The table does not include information for the following investment option that is available as of December 1, 2014 – Vanguard Variable Insurance Fund Total Stock Market Index Portfolio.

INVESTMENT OPTIONS

The information on page 15 of your Prospectus, “Investment Options – American Fidelity Dual Strategy Fund, Inc.”, is deleted in its entirety and is updated to reflect the following information about the Replacement Fund.

NAME	TYPE OF PORTFOLIO COMPANY	INVESTMENT ADVISOR/ SUB-ADVISOR
Vanguard® Variable Insurance Fund • Total Stock Market Index Portfolio (Call 800.210.6348 to request portfolio prospectus)	Open-end, management investment company offering one or more portfolios available under the Variable Annuity.	Advisor of Vanguard VIF Total Stock Market Index Portfolio: The Vanguard Group, Inc.; Sub-Advisor: None

More information about the Replacement Fund can be found in the Summary Prospectus that accompanies this Supplement.

You also may obtain a full Prospectus, Statement of Additional Information and other information about the Replacement Fund free of charge by either accessing the internet address, calling the telephone number or sending an email request to the contact information shown on the front of the Replacement Fund’s Summary Prospectus.

_________________________________
1  Vanguard is a trademark of The Vanguard Group, Inc.
2 Available as investment option December 1, 2014.

[Transmittal Letter to Accompany Supplement]

Dear Variable Annuity Participant:

Our records indicate that you are a current participant in an American Fidelity Assurance Company (AFA) Variable Annuity contract.  We are writing to notify you of an important change.

Effective November 28, 2014, AFA will substitute American Fidelity Dual Strategy Fund, Inc. (DSF) with the Vanguard Variable Insurance Fund (VIF) Total Stock Market Index Portfolio.  On this date, all assets from the American Fidelity DSF will be transferred to the Vanguard Total Stock Market Index Portfolio.  No action is required on your part.  A confirmation statement that identifies the completion of this transaction will be mailed.

Contributions received after November 28, 2014, will be invested in the Vanguard Total Stock Market Index Portfolio in the same percentage previously allocated to the American Fidelity DSF.

This replacement of the American Fidelity DSF will not increase your contract fees and expenses. This decision was made as part of our continued commitment to provide the highest level customer service while also demonstrating appropriate oversight of our products to meet the needs of our customers,

Attached is a Supplement to the Separate Account prospectus which provides details regarding this change.  The Vanguard Total Stock Market Index Portfolio prospectus is also enclosed for your review.    If you have any questions please contact the Annuity Services Department at
1-800-662-1106, during normal business hours, Monday through Friday from 7AM to 6PM Central Time.

We appreciate your business and will continue to work diligently to provide products and services to meet your needs.

Cordially,

Annuity Services Department